                                                                      Exhibit 13

                                 JPMP TIW EH, LP


                                     as JPMP


                                       and


                        CAPITAL COMMUNICATIONS CDPQ INC.


                                     as CDPQ


                                       and


                        U.F. INVESTMENTS (BARBADOS) LTD.


                                     as UFI


                                       and


                     TELESYSTEM INTERNATIONAL WIRELESS INC.


                                     as TIW





                            SHARE EXCHANGE AGREEMENT





                                 March 13, 2002

         SHARE EXCHANGE AGREEMENT dated March 13, 2002 by and among JPMP TIW EH, LP, a limited partnership formed pursuant to the laws of Ontario ("JPMP LP"), CAPITAL COMMUNICATIONS CDPQ INC., a corporation organized pursuant to the laws of Canada ("CDPQ"), TELESYSTEM INTERNATIONAL WIRELESS INC., a corporation organized pursuant to the laws of Canada ("TIW"), and U.F. INVESTMENTS (BARBADOS) LTD., a corporation organized pursuant to the laws of Barbados ("UFI") (individually a "PARTY" and collectively, the "Parties").

RECITALS:

1. Pursuant to that certain Master and Purchase Agreement dated as of November 28, 2001, as amended by that certain First Amending Agreement dated as of January 18, 2002, that certain Second Amending Agreement dated as of January 24, 2002, that certain Third Amending Agreement dated as of February 5, 2002 and that certain Fourth Amending Agreement dated as of March 4, 2002 (together, the "MAPA"), the parties thereto agreed to a series of transactions which implemented a recapitalization of the equity and debt securities of TIW. The transactions effected pursuant to the MAPA included the issuance and sale by TIW of Special Warrants and the grant of Purchase Warrants.

2. As of February 28, 2002 (i) JP Morgan held, indirectly via JPMP LP (its Affiliate), an aggregate of 39,539,055 Special Warrants (the "JPMP LP SWS") and (ii) CDPQ held an aggregate of 35,780,973 Special Warrants (the "CDPQ SWs").

3. Pursuant to the MAPA, the Special Warrants were exercisable by the holders thereof for Underlying Securities from and after the Qualifying Date and on or prior to the Expiry Time.

4. Pursuant to Section 5.3 of the MAPA, any exercise of Special Warrants and Purchase Warrants is subject to an override adjustment upon a Potential Group Determination such that, among other things, holders of Special Warrants and Purchase Warrants may be required to receive, upon exercise thereof, Non-Voting Preferred Shares instead of Subordinate Voting Shares.

5. On February 28, 2002 (the Qualifying Date), each of JPMP LP and CDPQ attended a closing organized by TIW with the intention of exercising the whole of the JPMP LP SWs and the CDPQ SWs, respectively, in accordance with their terms. On such date, due to the likely existence of a Potential Group Determination, JPMP LP and CDPQ agreed not to exercise the JPMP LP SWs and the CDPQ SWs, respectively, in their entirety. Accordingly, as agreed among TIW and the Non-Exempt Purchasers, on such date (i) JPMP LP exercised 22,039,055 of the JPMP LP SWs and received from TIW upon such exercise 22,039,055 Subordinate Voting Shares and, as to the remaining JPMP LP SWs which JPMP LP agreed not to exercise, received the 17.5 Million JPMP LP SWs, for which a new special warrant certificate was issued, and (ii) 18,280,973 CDPQ SWs were cancelled and the remaining 17.5 Million CDPQ SWs were not exercised. JPMP LP and CDPQ further agreed with the Non-Exempt Purchasers that following (A) the determination by TIW and its Board of Directors as to (i) the existence of a Potential Group Determination, (ii) the number of Non-Voting Preferred Shares required to be issued to Non-Exempt Purchasers as Underlying Securities, and
         (iii) the number of Special Warrants or Purchase Warrants owned by Non-Exempt Purchasers to be deemed exercisable for Non-Voting Preferred Shares, required in each case for purposes of avoiding the Potential Group Determination pursuant to Section 5.3 of the MAPA, and (B) agreement among the Non-Exempt Purchasers as to the appropriate allocation thereof, (y) each of the 17.5 Million JPMP LP SWs and the
         17.5 Million CDPQ SWs would be exercised in a manner consistent with
         (A) and (B), and (z) the JPMP LP PWs and the UFI PWs would be deemed exercisable in a manner consistent with (A) and (B).

6. Pursuant to Section 5.3 of the MAPA, on March 5, 2002, TIW and its Board of Directors determined the existence of a Potential Group Determination and that the number of Non-Voting Preferred Shares in (A) above is 54,817,446. Further to such determination, TIW and the Non-Exempt Purchasers have agreed that in order to prevent the occurrence of a Potential Group Determination, (i) the outstanding Purchase Warrants held by UFI representing the right to subscribe for 15,000,000 Underlying Securities shall be exercisable only for 15,000,000 Non-Voting Preferred Shares, (ii) the outstanding Purchase Warrants held by JPMP LP representing the right to subscribe for 4,817,446 Underlying Securities shall be exercisable only for 4,817,446 Non-Voting Preferred Shares, (iii) the outstanding 17.5 Million JPMP LP SWs shall be exercisable only for 17,500,000 Non-Voting Preferred Shares and (iv) the outstanding 17.5 Million CDPQ SWs shall be exercisable only for 17,500,000 Non-Voting Preferred Shares, in each of
         (i) through (iv) above unless and until TIW and its Board of Directors, acting in a manner consistent with the MAPA, determines on or prior to the exercise of such Purchase Warrants or Special Warrants, as the case may be, that the exercise of all or a portion of such Purchase Warrants or Special Warrants, as the case may be, for Subordinate Voting Shares (or common shares, as the case may be) would not result in the occurrence of a Potential Group Determination.

7. JPMP LP and CDPQ have agreed that upon the exercise of the 17.5 Million CDPQ SWs for Non-Voting Preferred Shares, JPMP LP shall exchange 17,500,000 of its Subordinate Voting Shares for the 17,500,000 Non-Voting Preferred Shares issued to CDPQ upon its exercise of the
         17.5 Million CDPQ SWs.

8. The Parties have agreed to effect the transactions contemplated by this Agreement in order to effectuate the determinations of TIW and its Board of

         Directors, and the agreement of the Non-Exempt Purchasers, and to address certain other ancillary matters.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained in this Agreement and other valuable consideration (the receipt and adequacy of all such consideration is hereby acknowledged by each of the Parties), the Parties hereby agree as follows:

                                   ARTICLE 1
                                 INTERPRETATION

         1.1      MAPA

                           (a) Except as expressly supplemented and modified in this Agreement (including the Preamble hereof and the Recitals hereto), all of the provisions, terms and conditions contained in the MAPA shall remain in full force and effect, unamended.

                           (b) Unless otherwise defined or unless there is something in the subject matter or the context inconsistent therewith, all capitalized terms and expressions not otherwise defined in this Agreement (including the Preamble hereof) have the meanings ascribed to them in the MAPA.

         1.2      Defined Terms

         As used in this Agreement, including the Preamble hereof and the Recitals hereto, the following terms have the following meanings:

         "AGREEMENT" means this Share Exchange Agreement; "HEREOF", "HERETO" and "HEREUNDER" and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision; "ARTICLE", "SECTION", "SUBSECTION" or other subdivision of this Agreement followed by a number means and refers to the specified Article, Section, Subsection or other subdivision of this Agreement.

         "CLOSING" means the closing of the transactions contemplated by this Agreement to occur on the Exchange Closing Date at the offices of Fasken Martineau DuMoulin in Montreal.

         "EXCHANGE CLOSING DATE" means March 13, 2002.

         "JPMP LP PWs" means the 4,817,446 Purchase Warrants issued by TIW to JPMP LP on the Purchase Warrant Issue Date.

         "17.5 MILLION CDPQ SWs" means the Special Warrants exercisable for no additional consideration for 17,500,000 Underlying Securities.

         "17.5 MILLION JPMP LP SWs" means the Special Warrants exercisable for no additional consideration for 17,500,000 Underlying Securities.

         "TRUSTEE" means Computershare Trust Company of Canada.

         "UFI PWs" means the 15,000,000 Purchase Warrants issued by TIW to UFI on the Purchase Warrant Issue Date.

         1.3      Gender and Number

         Any reference in this Agreement to gender includes both genders and words importing the singular number only shall include the plural and vice versa.

         1.4      Headings, etc.

         The division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect its interpretation.

         1.5      Severability

         If any provision of this Agreement shall be determined by an arbitrator or any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be severed from this Agreement and the remaining provisions shall continue in full force and effect.

         1.6      Inclusion

         Where the word "including" or "includes" is used in this Agreement it means "including (or includes) without limitation".

         1.7      Time of the Essence

         Time shall be of the essence of this Agreement.

                                   ARTICLE 2
                           SHARE EXCHANGE TRANSACTIONS

         2.1      Share Exchange and Related Transactions

         Upon the terms and subject to the conditions of this Agreement, the Parties agree that the following transactions will occur at the Closing on the Exchange Closing Date in the following sequence:

         (a) EXERCISE OF 17.5 MILLION CDPQ SWs: CDPQ shall tender to TIW the 17.5 Million CDPQ SWs and TIW shall thereupon issue or cause to be issued to, and in the name of, CDPQ a share certificate representing 17,500,000 Non-Voting Preferred Shares (the "CDPQ NON-VOTING SHARES"), all in accordance with the terms of the MAPA;

         (b) SHARE EXCHANGE: Immediately following completion of the transactions contemplated in Section 2.1(a) above, CDPQ shall sell, assign, transfer, convey and deliver to JPMP LP the CDPQ Non-Voting Shares. In consideration thereof and in exchange therefor, JPMP LP shall, contemporaneously therewith, sell, assign, transfer, convey and deliver to CDPQ 17,500,000 Subordinate Voting Shares (the "JPMP LP EXCHANGE SVS").

         (c) EXERCISE OF 17.5 MILLION JPMP LP SWs: Immediately following completion of the transactions contemplated in Section 2.1(b) above, JPMP LP shall tender to TIW the 17.5 Million JPMP LP SWs and TIW shall thereupon issue or cause to be issued to, and in the name of, JPMP LP a share certificate, representing 17,500,000 Non-Voting Preferred Shares (the "JPMP LP NON-VOTING SHARES").

         (d)      ISSUANCE OF SHARE CERTIFICATES TO JPMP LP AND CDPQ:
                  Immediately following completion of the transactions contemplated by Section 2.1(b) above, (i) CDPQ shall tender to the Trustee the certificate representing the JPMP LP Exchange SVS sold, assigned, transferred, conveyed and delivered by JPMP LP to CDPQ pursuant to Section 2.1(b) above and TIW shall cause the Trustee thereupon to issue or cause to be issued to, and in the name of, CDPQ a certificate representing 17,500,000 Subordinate Voting Shares and (ii) JPMP LP shall tender to TIW the certificate representing the CDPQ Non-Voting Shares sold, assigned, transferred, conveyed and delivered by CDPQ to JPMP LP pursuant to Section 2.1(b) above, and TIW shall thereupon issue or cause to be issued to, and in the name of, JPMP LP a share certificate representing 17,500,000 Non-Voting Shares.

         2.2      Other Closing Deliveries of TIW

         In addition to the documents and other items described in Section 2.1, TIW shall deliver, or cause to be delivered, the following items (each dated as of the Exchange Closing Date) in form and substance satisfactory to each of JPMP LP and CDPQ, acting reasonably:

         (a)      a legal opinion of Fasken Martineau DuMoulin, counsel to TIW;

         (b)      a certificate of a senior officer of TIW in accordance with
                  Section 3.1(b); and

         (c) a certificate of status, compliance, good standing or like certificate with respect to TIW issued by appropriate federal government officials in Canada.

                                   ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

         3.1      Representations and Warranties of TIW

         TIW represents and warrants as follows to each of the other Parties and acknowledges and confirms that each of the other Parties is relying upon such representations and warranties in connection with the transactions contemplated by this Agreement:

         (a) At all times while the Non-Voting Preferred Shares are outstanding, TIW shall reserve and there shall be conditionally allotted but unissued out of its authorized capital that number of Subordinate Voting Shares (or common shares, as the case may be) sufficient to enable TIW to meet its obligations, hereunder and pursuant to the MAPA, contingent or otherwise and including the obligation to issue Subordinate Voting Shares (or common shares, as the case may be) to any holder of Non-Voting Preferred Shares upon any conversion of the Non-Voting Preferred Shares, which conversion shall be effected in a manner consistent with the constating documents of TIW;

         (b) Notwithstanding any provision in the MAPA to the contrary, the representations and warranties of TIW (including those made herein), save and except for such representation and warranty contained in Section 6.1(t) of the MAPA, which pertains solely to NASDAQ (and reading such representations and warranties without regard to any qualification of materiality or material adverse effect contained therein) contained in the

                  MAPA, any Ancillary Agreement and this Agreement shall be true and correct in all material respects as of the Exchange Closing Date and each Purchase Warrant Closing Date, subject to the provisions contained in Section 6.1 of the MAPA, with the same force and effect as if such representations and warranties had been made on and as of such date and TIW shall have executed and delivered on each such date a certificate of a senior officer to that effect.



         3.2      Representations and Warranties of CDPQ

         CDPQ represents and warrants as follows to JPMP LP and acknowledges and confirms that JPMP LP is relying upon such representations and warranties in connection with its entering into the transactions contemplated hereby:

         (a) upon the issuance by TIW to CDPQ of the CDPQ Non-Voting Shares, the CDPQ Non-Voting Shares shall be owned by CDPQ as the beneficial owner and owner of record, with a good and marketable title thereto, free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands of any kind whatsoever,

         (b) CDPQ has the full power and authority to enter into this Agreement and to perform its obligations hereunder;

         (c) CDPQ is not a non-resident of Canada within the meaning of the Income Tax Act (Canada); and

         (d)      CDPQ is an "accredited investor" within the meaning of Section
                  1.1 of Ontario Securities Commission Rule 45-501-Exempt Distributions.

         3.3      Representations and Warranties of JPMP LP

         JPMP LP represents and warrants as follows to CDPQ and acknowledges and confirms that CDPQ is relying upon such representations and warranties in connection with its entering into the transactions contemplated hereby:

         (a) the JPMP LP Exchange SVS are owned by JPMP LP as the beneficial owner and owner of record, with a good and marketable title thereto, free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands of any kind whatsoever;

         (b) JPMP LP has the full power and authority to enter into this Agreement and to perform its obligations hereunder; and

         (c)      JPMP LP is an "accredited investor" within the meaning of
                  Section 1.1 of Ontario Securities Commission Rule 45-501-Exempt Distributions.

                                   ARTICLE 4
                        ACKNOWLEDGMENT OF JPMP LP AND UFI

         4.1      Acknowledgment of JPMP LP Re: JPMP LP PWs

         JPMP LP acknowledges and confirms to the other Parties that the JPMP LP PWs shall be deemed exercisable for Non-Voting Preferred Shares unless and until TIW and its Board of Directors, acting in a manner consistent with the MAPA, determines on or prior to the exercise by JPMP LP of the JPMP LP PWs that the exercise of all or a portion of the JPMP LP PWs for Subordinate Voting Shares (or common shares as the case may be) would not result in the occurrence of a Potential Group Determination.

         4.2      Acknowledgment of UFI Re: UFI PWs

         UFI acknowledges and confirms to the other Parties that the UFI PWs shall be deemed exercisable for Non-Voting Preferred Shares unless and until TIW and its Board of Directors, acting in a manner consistent with the MAPA, determines on or prior to the exercise by UFI of the UFI PWs that the exercise of all or a portion of the UFI PWs for Subordinate Voting Shares (or common shares as the case may be) would not result in the occurrence of a Potential Group Determination.

                                   ARTICLE 5
                                  MISCELLANEOUS

         5.1      Further Assurances

         Prior to, at and from time to time following the Closing, each of the Parties shall execute and deliver such documents, instruments and other assurances, and perform such further and other acts and things as may be reasonably required to effectively carry out the intention of this Agreement. Without limiting the generally of the foregoing, each Party shall in a timely manner effect all filings, notices and other actions required in connection with and in furtherance this Agreement and the transactions contemplated hereby.

         5.2      Survival

         The representations, warranties and covenants of each of TIW, CDPQ and JPMP LP, as applicable, contained in this Agreement will survive the completion of the transactions contemplated hereby and, notwithstanding any investigation made by or on behalf of any of the Parties, as applicable, will survive the completion of the transactions contemplated by this Agreement and will continue in full force and effect, unamended, for the benefit of the other Parties, as applicable.

         5.3      Governing Law

         THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE PROVINCE OF QUEBEC AND THE LAWS OF CANADA APPLICABLE THEREIN, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE PROVINCE OF QUEBEC, OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE PROVINCE OF QUEBEC TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE LAW OF THE PROVINCE OF QUEBEC WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY RELATED DOCUMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE PROVINCE OF QUEBEC, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY AND ASSETS, GENERALLY AND UNCONDITIONALLY THE JURISDICTION OF THE AFORESAID COURTS.

         5.4      Counterparts

         This Agreement may be executed in any number of counterparts, including by facsimile, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

         5.5      Language

         The Parties acknowledge and are satisfied that this Agreement be initially drawn up in the English language. Notwithstanding the foregoing, the Parties agree to instruct Stikeman Elliott to translate this Agreement into the French language and to circulate a draft translated version to the Parties forthwith following the date hereof and in any event by no later than March 31, 2002, whereupon the Parties shall have 15 days to comment thereon in writing to the other Parties (such comments limited to issue of translation only and not of substance). Upon agreement as to the final French translation of this Agreement by the Parties, each of whom shall act diligently and in good faith in respect thereof, the English and French versions of this Agreement shall together be deemed to constitute one and the same agreement.

         IN WITNESS WHEREOF the Parties have caused this Share Exchange Agreement to be executed by their respective duly authorized officers.


                                      JPMP TIW EH, LP

                                      By:  516145 N.B. Inc., its General Partner


                                      Per:
                                           ------------------------------------
                                           Name:  Michael R. Hannon
                                           Title: President

                                      CAPITAL COMMUNICATIONS CDPQ INC.


                                      By:
                                           ------------------------------------
                                           Name:
                                           Title:

                                      By:
                                           ------------------------------------
                                           Name:
                                           Title:


                                      TELESYSTEM INTERNATIONAL WIRELESS INC.


                                      By:
                                           ------------------------------------
                                           Name:
                                           Title:


                                      U.F. INVESTMENTS (BARBADOS) LTD.


                                      By:
                                           ------------------------------------
                                           Name:
                                           Title: